Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

between

SOTAWALL INC.

and

WPP ACQUISITION CORPORATION

and

JUAN A. SPECK

dated as of

December 14, 2016

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 14, 2016 is entered into between Sotawall Inc., an Ontario corporation (the “Vendor”), Juan A. Speck (the “Principal” and, together with the Vendor, the “Vendor Parties”) and WPP Acquisition Corporation, an Ontario corporation (the “Purchaser”).

RECITALS

WHEREAS, the Vendor is engaged in the business of designing, manufacturing and installing high performance, modular, pre-glazed curtainwall systems in North America (the “Business”); and

WHEREAS, the Vendor wishes to sell and assign to the Purchaser, and the Purchaser wishes to purchase and assume from the Vendor, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, application, cause of action, complaint, demand, lawsuit, arbitration, inquiry, audit, lien, notice of assessment, notice of reassessment, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Adjustment Report” has the meaning set forth in Section 2.06(d).

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

“Affiliate Owned Real Property” has the meaning set forth in Section 4.10(a).

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Article I.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” in this Article I.

“Base Purchase Price” has the meaning set forth in Section 2.05(a)(i).

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” means all the employee benefit, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, hospitalization, health, welfare, medical, dental, disability, life insurance, change of control, pension, retirement, savings and similar plans, agreements, programs, policies, practices, and arrangements (whether oral or written, formal or informal, funded or unfunded, insured or self-insured) relating to any employees or former employees of the Vendor maintained, sponsored or funded by the Vendor, other than benefit plans established pursuant to statute including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

“Bill of Sale and General Conveyance” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in the City of Toronto are authorized or required by Law to be closed for business.

“Business Name” means a business or trade name used by the Vendor in connection with or normally associated with the Business (whether or not the Vendor was entitled to use such names by virtue of a registration or a licence or other agreement).

“Cap” has the meaning set forth in Section 7.04(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place.

“Closing Working Capital” has the meaning set forth in Section 2.06(a).

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a).

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent, voluntary recognition agreement, Contract or other legally binding commitment with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would impose any obligations upon the Vendor in respect of the Employees.

“Contingent Worker” means all Persons employed or retained by a contractor, subcontractor, employment agency or other third party that provide temporary work on the Vendor’s premises.

“Contracts” means all contracts, leases, deeds, mortgages, licences, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth in Section 2.06(a) of the Disclosure Schedules and only to the extent acquired under the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth in Section 2.06(a) of the Disclosure Schedules and only to the extent assumed under the terms of this Agreement.

“Customer Supplied Materials” means architectural glass and related curtainwall materials that are owned by a customer of the Business and in the possession or control of the Vendor for the purposes of carrying out a Project for such customer.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the schedules attached to this Agreement delivered by the Vendor Parties concurrently with the execution and delivery of this Agreement.

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

“Dispute Notice” has the meaning set forth in Section 2.06(c).

“Dollars” or “$” means the lawful currency of Canada.

“Employee” means all individuals currently employed by the Vendor.

“Employment Laws” means all Laws relating to employment and labour, including those relating to wages, hours of work, employment or labour standards, labour or industrial relations, human rights, pay equity, workers’ compensation, workplace safety and insurance, and Occupational Health and Safety Acts.

“Encumbrance” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water, and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance.

“Environmental Notice” means any written directive, investigation, proceeding, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made under any Environmental Law.

“Escrow Account” has the meaning set forth in Section 2.05(c)(ii).

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Purchaser, the Vendor Parties and the Escrow Agent, to be executed and delivered at the Closing in the form agreed to by the parties.

“Escrow Amount” means the sum of $12,600,000 to be deposited with the Escrow Agent and held in escrow in accordance with the Escrow Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(b).

“Estimated Purchase Price” has the meaning set forth in Section 2.05(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(c).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” means collectively the reviewed, unconsolidated financial statements of the Vendor for the twelve (12) month periods ending on December 31, 2015 and December 31, 2014, inclusive (the most recent of which is herein the “Balance Sheet Date”), each consisting of a balance sheet (the most recent of which is herein the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto.

“GAAP” means generally accepted accounting principles in effect from time to time, including the accounting recommendations as set forth in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with Accounting Standards for Private Enterprises, at the relevant time, applied on a consistent basis.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; and (e) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

“HST/GST” means all taxes levied under the HST/GST Act.

“HST/GST Act” means Part IX of the Excise Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) business names, corporate names; (c) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates and patent utility models); (h) Software; (i) integrated circuit topographies and mask works; (j) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (k) all rights to any Actions of any nature available to or being pursued by the Vendor Parties to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, accounting, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages and accounting.

“Independent Auditor” means BDO Canada, LLP.

“Interim Balance Sheet” has the meaning set forth in the definition of “Interim Financial Statements” in this Article I.

“Interim Balance Sheet Date” has the meaning set forth in the definition of “Interim Financial Statements” in this Article I.

“Interim Financial Statements” means the unaudited, unconsolidated interim financial statements of the Vendor for the nine (9) month period ended September 30, 2016 (the “Interim Balance Sheet Date”), consisting of a balance sheet (the “Interim Balance Sheet”), statement of earnings and retained earnings and statement of cash flows.

“Inventory” has the meaning set forth in Section 2.01(b).

“IP Agreements” means all licences, sub-licences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is owned by the Vendor or is used in or necessary for the conduct of the Business as currently conducted to which either Vendor Party is a party, beneficiary or otherwise bound.

“IP Assets” means all Intellectual Property that is owned by the Vendor and/or used in or necessary for the conduct of the Business as currently conducted.

“IP Assignments” has the meaning set forth in Section 3.02(a)(iv).

“IP Registrations” means all IP Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trade-marks, domain names, copyrights, industrial designs, issued and reissued patents and pending applications for any of the foregoing.

“Key Employee Agreements” mean agreements between the Purchaser and each of: (a) the Principal; (b) Jim Dol; (c) Martin Soltermann; and (d) Steve Charbonneau.

“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including legal fees, disbursements and charges on a substantial indemnity basis.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole; except to the extent such event, occurrence, fact, condition or change results from or is caused by: (i) worldwide, national or local conditions or circumstances whether they are economic, political, regulatory or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters, (ii) changes in the markets or industry in which the Business operates, (iii) the announcement of this Agreement and the transactions contemplated by it, or (iv) any act or omission of the Vendor Parties prior to the Closing Date taken with the prior consent or at the request of the Purchaser; except in the case of the foregoing clauses (i), (ii), (iii) and (iv) for any such event, occurrence, fact, condition or change that materially and disproportionately affects the Business or the Vendor Parties (taken as a whole) as compared to other participants in the industry in which such Persons participate.

“Material Consents” means the consents, notices or other actions described as Material Consents in Section 4.03(a) and Section 4.03(b) of the Disclosure Schedules.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(c).

“Occupational Health and Safety Acts” means the applicable Occupational Health and Safety Act of any applicable jurisdiction.

“Ordinary Course”, when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Business conducted in a manner consistent with the Vendor’s past practice.

“Permits” means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith and for which appropriate accruals have been established in the Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance, Canada Pension Plan and Québec Pension Plan programs mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value or impair the use or marketability of any Real Property; (d) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Purchased Assets, provided that such Encumbrances are related to obligations not due or delinquent and are not registered against title to any Purchased Assets; and (d) the Encumbrances listed in Section 4.08 of the Disclosure Schedules.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about an Employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person who is natural person or a natural person who is a shareholder of the Vendor, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address of telephone number of an Employee.

“Prime Rate” means the rate per annum, as adjusted from time to time, equal to the rate quoted by HSBC Bank Canada as the reference rate of interest it uses for determining interest rates on Canadian dollar commercial loans in Canada and designated as such bank’s prime rate.

“Principal” has the meaning set forth in the preamble.

“Profit Margin” means, with respect to any Project, the gross contract value for such Project, less the total costs expected to be directly charged to such Project in accordance with the Vendor’s current practices.

“Project” means a construction project of the Business involving the sale and/or installation of curtainwall on a building’s exterior.

“Projects in Backlog” means any Project of the Business that is subject to a Contract entered into between the Vendor and one of its customers for which the Vendor’s work on such Project has not commenced or has not been completed.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.02.

“Purchaser’s Accountant” means Deloitte & Touche, LLP.

“Real Property” means, collectively, the Affiliate Owned Real Property and the Leased Real Property.

“Related Party Leases” means the leases to be entered into on Closing between the Purchaser and Affiliates of the Vendor with respect to the following Affiliate Owned Real Property:

(a)	VanKirk7080 Inc. with respect to the property located at 70 and 80 Van Kirk Drive, Brampton, Ontario, Canada; and

(b)	VanKirk7080 Inc. with respect to the property located at 443 Railside Dr., Brampton, Ontario Canada;

each in the form agreed to by the parties.

“Related Party Payables” means any trade accounts payable or other amounts owing by the Vendor to any Affiliate of the Vendor Parties (including Sota Holdings Ltd., Speck Consulting Inc., Sota Curtainwalls Inc., VanKirk 7080 Inc., Sota USA Inc., Sota Philippines Inc. and Alphacladding, LLC) or any current or former employees of the Vendor or any Affiliate of the Vendor Parties.

“Related Party Receivables” means any trade accounts payable or other amounts owing to the Vendor by any Affiliate of the Vendor Parties (including Sota Holdings Ltd., Speck Consulting Inc., Sota Curtainwalls Inc., VanKirk7080 Inc., Sota USA Inc., Sota Philippines Inc. and Alphacladding, LLC) or any current or former employees of the Vendor or any Affiliate of the Vendor Parties.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

“Remedial Order” means any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or Disposal be reduced or eliminated.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.04(a).

“Software” means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext mark-up language, wireless mark-up language, xml and other computer mark-up languages, in object, source code or other code format.

“Supply Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Substantially Completed Projects” has the meaning set forth in Section 2.04(f).

“Tangent Wall” means Tangent Wall Ltd., a subcontractor of the Vendor used in the Business.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means the amount of $18,260,828.

“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including HST/GST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan and Québec Pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any instalment payments, interest, penalties or other additions associated therewith, whether or not disputed.

“Tax Act” means the Income Tax Act (Canada) and the regulations adopted thereunder, as amended from time to time.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared or filed by Law with any Governmental Authority in respect of Taxes.

“Territory” means North America.

“Third-party Claim” has the meaning set forth in Section 7.05(a).

“Third-party Lease” means the Leases between the Vendor and the owner of Leased Real Property that is not an Affiliate of the Vendor.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and General Conveyance, the Assignment and Assumption Agreement, IP Assignments, the Assignment and Assumption of Lease, the Related Party Leases, Key Employee Agreements, the, Supply Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferring Employees” mean any Employees who accept offers of employment by the Purchaser.

“Vendor” has the meaning set forth in the preamble.

“Vendor Indemnitees” has the meaning set forth in Section 7.03.

“Vendor Parties” has the meaning set forth in the preamble.

“Vendor’s Accountants” means McCarney Group, LLP.

“Vendor’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Principal or of any director or officer of the Vendor, after due inquiry.

“Warranty Claims” means all Liabilities of the Vendor for repair and replacement services (including quality claims) in respect of products sold by the Vendor or any of its Affiliates and/or installation services performed by the Vendor or any of its Affiliates (either directly or through a subcontractor) and includes: (a) Liabilities arising under warranties given by the Vendor or any of its Affiliates to purchasers of products supplied or installed by the Vendor or any of its Affiliates (either directly or through a subcontractor); and (b) Liabilities in respect of the foregoing that do not arise under the express terms of such warranties, but which the Vendor or any of its Affiliates has elected to incur for customer relations and policy purposes.

“Working Capital” means: (a) Current Assets, less (b) Current Liabilities, as determined in accordance with Section 2.06(a) of the Disclosure Schedules.

ARTICLE II

PURCHASE AND SALE

Section 2.01        Purchase and Sale of Assets.Subject to the terms and conditions set forth herein, at the Closing and effective at the Closing Time, the Vendor shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Vendor, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Vendor’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), of the Business (collectively, the “Purchased Assets”), including the following:

(a)	all accounts or notes receivable held by the Vendor, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”), but excluding any trade accounts or notes receivable held by the Vendor relating to any Excluded Contract;

(b)	all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, excluding any Customer Supplied Materials (“Inventory”);

(c)	all Contracts relating to the Business, including IP Agreements, the Leases and those Contracts set forth in Section 2.01(c) of the Disclosure Schedules and including any Contracts relating to Projects in Backlog and including any Project bids that have been submitted but not awarded and any Project commitments (the “Assigned Contracts”), but excluding any Excluded Contracts;

(d)	all IP Assets;

(e)	all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)	all Permits, including Environmental Permits, which are held by the Vendor and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed in Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(g)	all rights to any Actions of any nature available to or being pursued by the Vendor Parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)	all prepaid expenses of the Business, including any credits, advance payments, security, refunds, rights of recovery, deposits, and other charges;

(i)	all of the Vendor’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)	all Benefit Plans and assets attributable thereto;

(k)	all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l)	originals, or where not available, copies, of all books and records, including machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, Project files, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the IP Assets and the IP Agreements (collectively, the “Books and Records”); and

(m)	all goodwill and the going concern value of the Business.

Section 2.02        Excluded Assets.

Notwithstanding Section 2.01, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)	cash and cash equivalents of the Vendor;

(b)	any Tax credit or refund of the Vendor;

(c)	the Contracts set out in Section 2.02(c) of the Disclosure Schedule (the “Excluded Contracts”);

(d)	the corporate seals, organizational documents, minute books, share certificate books, Tax Returns, and other records having to do with the corporate organization of the Vendor;

(e)	all Customer Supplied Materials;

(f)	the assets, properties and rights specifically set forth in Section 2.02(f) of the Disclosure Schedules; and

(g)	the rights which accrue or will accrue to the Vendor under the Transaction Documents.

Section 2.03        Assumed Liabilities.

Subject to the terms and conditions set forth herein, at the Closing the Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of the Vendor with respect to the Business and the Purchased Assets (collectively, the “Assumed Liabilities”) and no other Liabilities:

(a)	all trade accounts payable of the Vendor to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the Ordinary Course since the Interim Balance Sheet Date, excluding any trade accounts or notes payable to the Vendor relating to any Excluded Contract;

(b)	all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course and do not relate to any failure to perform, improper performance, or other breach, default or violation by the Vendor on or before the Closing; and

(c)	all Liabilities and obligations of the Purchaser as described in Section 6.01

Section 2.04        Excluded Liabilities.

Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Vendor or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)	any Liabilities of the Vendor Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)	any Liabilities for Taxes payable by the Vendor Parties;

(c)	any Liabilities relating to or arising out of the Excluded Assets;

(d)	any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets (including, for certainty, any Project back charges applied by customers of the Business), to the extent such Liabilities or Action relates to such operation on or before the Closing Date;

(e)	any product Liability or similar claim for injury to a Person or property which arises out of an action or omission of the Vendor or its Affiliates and is based upon any express or implied representation, warranty, agreement or guarantee made by the Vendor or its Affiliates, or by reason of the improper performance, malfunctioning or installation of a product, improper design, manufacture, installation, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by the Vendor or its Affiliates;

(f)	any Liabilities relating to Warranty Claims and any other causes of action for all: (i) Projects completed prior to Closing; and (ii) Projects disclosed in Section 2.04(f) of the Disclosure Schedules (the “Substantially Completed Projects”);

(g)	any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Vendor Parties or their Affiliates on or prior to the Closing Time;

(h)	any Liabilities and obligations of the Vendor as described in Section 6.01;

(i)	any Liabilities described in Section 6.10;

(j)	any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing at or before the Closing to the extent arising out of any actions or omissions of the Vendor Parties, their Affiliates or Tangent Wall (including for greater certainty, any Liabilities relating to or arising out of the matters disclosed in Section 4.17(a) and Section 4.17(b) of the Disclosure Schedules);

(k)	any Liabilities for Project back charges relating to any (i) Project completed prior to Closing; or (ii) Substantially Completed Project, that are in excess of the amount of the Project back charges accrued for such Project as set forth in Section 4.23(b) of the Disclosure Schedules;

(l)	any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Vendor Parties or their Affiliates (including with respect to any breach of obligations by such Person) arising before the Closing Date, except for indemnification of such Person under Section 7.03 as the Vendor Indemnitees; and

(m)	any Liabilities arising out of, in respect of or in connection with the failure by the Vendor Parties or any of their Affiliates to comply with any Law or Governmental Order prior to the Closing Time.

Section 2.05        Purchase Price.

(a)	Subject to the other terms and provisions of this Agreement (including the payment mechanisms set out in this Article II), the aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Assets shall be equal to the following, plus the amount of the Assumed Liabilities:

(i)	$180,000,000 (the “Base Purchase Price”);

(ii)	plus the amount, if any, by which the Closing Working Capital is greater than the Target Working Capital; and

(iii)	minus the amount, if any, by which the Target Working Capital is greater than the Closing Working Capital.

(b)	The parties acknowledge that it is not possible to determine the Purchase Price until the Closing Working Capital Statement becomes available. Accordingly, the parties acknowledge that the Vendor Parties have delivered a certificate to the Purchaser setting forth the good faith estimate of the Vendor of the Closing Working Capital as of the Closing Date, which was calculated in accordance with the indicative Working Capital calculations set forth in Section 2.06(a) of the Disclosure Schedules (the “Estimated Closing Working Capital”), and on the basis of that information, the good faith estimate of the Vendor of the Purchase Price (such estimate, the “Estimated Purchase Price”). The Estimated Purchase Price shall be equal to:

(i)	the Base Purchase Price;

(ii)	plus the amount, if any, by which the Estimated Closing Working Capital is greater than Target Working Capital; and

(iii)	minus the amount, if any, by which the Target Working Capital is greater than the Estimated Closing Working Capital.

(c)	The Estimated Purchase Price shall be satisfied as follows:

(i)	the Estimated Purchase Price less the Escrow Amount shall be paid on the Closing Date by wire transfer of immediately available funds to an account that has been designated in writing by the Vendor Parties to Purchaser;

(ii)	the Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent (the “Escrow Account”) and shall be held and either paid to the Vendor or released to the Purchaser in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Purchaser or any other Purchaser Indemnitee against the Vendor Parties under Article VII and, at the Purchaser’s option, to satisfy any adjustments to the Purchase Price in favour of Purchaser under Section 2.07(a)(ii); and

(iii)	by the assumption on Closing by the Purchaser of the Assumed Liabilities.

Section 2.06        Purchase Price Adjustment.

(a)	Not later than seventy-five (75) days after the Closing Date, the Purchaser shall deliver to the Vendor a statement of the Closing Working Capital, which statement shall be substantially in the form of Section 2.06(a) of the Disclosure Schedules (the “Closing Working Capital Statement”), and shall set out the Working Capital as at the end of the day on the day prior to the Closing Date (such Working Capital, as finally determined pursuant to the provisions of this Section 2.06, referred to as the “Closing Working Capital”). The Vendor shall reasonably cooperate with the Purchaser and its Representatives to the extent required to prepare the Closing Working Capital Statement.

(b)	During the period from the date the Closing Working Capital Statement is delivered by the Purchaser to the Vendor through the date such statement is finally determined in accordance with the terms of this Section 2.06, the Purchaser shall cooperate with the Vendor to provide the Vendor with reasonable access to the work papers of the Purchaser relating to the preparation of the Closing Working Capital Statement, and the Purchaser shall make reasonably available to the Vendor individuals responsible for the preparation of the Closing Working Capital Statement in order to respond to inquiries of the Vendor related thereto.

(c)	If the Vendor notifies the Purchaser that the Vendor agrees with the Closing Working Capital Statement within thirty (30) days after receipt thereof or fails to deliver notice to the Purchaser of its disagreement therewith within such thirty (30) day period, such Closing Working Capital Statement shall be conclusive and binding on the Vendor and the Purchaser and the parties shall be deemed to have agreed thereto, in the first case, on the date the Purchaser receives the notice and, in the second case, on such 30th day. If the Vendor disagrees with the Closing Working Capital Statement or the calculation of the Closing Working Capital as set forth therein, then the Vendor shall notify the Purchaser of its disagreement (the “Dispute Notice”) within such thirty (30) day period together with reasonable particulars of the basis of such dispute, including the Vendor’s position on the amounts in dispute (and the resulting Vendor position on the amount of the Closing Working Capital). In such event, the Vendor and the Purchaser shall attempt, in good faith, to resolve their differences with respect thereto within thirty (30) days after the receipt by the Purchaser of the Dispute Notice and make any amendments to the Closing Working Capital Statement as mutually agreed to by the parties.

(d)

Any dispute over the Closing Working Capital Statement or the calculation of Closing Working Capital as set forth in the Dispute Notice not resolved by the Purchaser and the Vendor within such thirty (30) day period after receipt of the Dispute Notice (or such other period as the parties may agree) shall be submitted to the Independent Auditor to determine such dispute, and such determination shall be final and binding on the parties. The Independent Auditor shall allow the Purchaser and the Vendor to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the Dispute Notice) and each of the Purchaser and the Vendor shall have the right to present additional documents, materials and other information, and make an oral presentation to the Independent Auditor, regarding such dispute and the Independent Auditor shall consider such additional documents, materials and other information and such oral presentation. Any such other documents, materials or other information shall be copied to each of the Purchaser and the Vendor and each of the Vendor and the Purchaser shall be entitled to attend any such oral presentation. The Independent Auditor shall determine, based solely on such presentations from the Vendor and the Purchaser and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report (the “Adjustment Report”) to the Vendor and the Purchaser in which the Independent Auditor shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Closing Working Capital Statement and the Closing Working Capital. The Adjustment Report shall set forth, in reasonable detail, the Independent Auditor’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Working Capital Statement and/or the Closing Working Capital, together with supporting calculations, and the parties shall make such revisions to the Closing Working Capital Statement, as applicable. In resolving any disputed item, the Independent Auditor: (i) shall be bound to the principles of this Section 2.06 (including Section 2.06(a) of the Disclosure Schedules), (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or lower than the lowest value for such item claimed by either party. The parties shall use commercially reasonable efforts to cause the Independent Auditor to complete its work and render its determination within thirty (30) days of its engagement. The costs, fees and expenses of the Independent Auditor shall be allocated to and borne by the Purchaser, on the one hand, and the Vendor, on the other hand, based on the inverse of the percentage that the Independent Auditor’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Auditor. For example, should the items in dispute total in amount to $1,000 and the Independent Auditor awards $600 in favour of the Purchaser’s position, 60% of the costs of the Independent Auditor’s review would be borne by the Vendor, and 40% of the costs would be borne by the Purchaser.

(e)	For greater certainty, each of the Closing Working Capital, Closing Working Capital Statement and Target Working Capital are to be calculated and prepared in a manner consistent, and in accordance with, the indicative Working Capital calculation set forth in Section 2.06(a) of the Disclosure Schedules.

Section 2.07        Payment of Purchase Price Adjustments.

(a)	On the fifth (5th) Business Day following the date on which the Closing Working Capital Statement has been finalized in accordance with Section 2.06 (whether by agreement of the parties, deemed agreement or by determination made by the Independent Auditor pursuant to Section 2.06(d)), the following payments shall be made:

(i)	if the Closing Working Capital is equal to or greater than the Estimated Closing Working Capital, the Purchaser shall pay or cause to be paid the amount of any surplus to the Vendor by wire transfer of immediately available funds to an account designated by the Vendor; and

(ii)	if the Closing Working Capital is less than the Estimated Closing Working Capital, the Vendor shall pay or cause to be paid to the Purchaser the amount of such deficiency by wire transfer of immediately available funds to an account designated by the Purchaser, provided that the Purchaser shall, at its option, have recourse to the Escrow Amount to satisfy such deficiency.

(b)	Adjustments for Tax Purposes. Any payments made under this Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08        Allocation of Purchase Price.

The Vendor and the Purchaser agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with the principles and categories set forth in the allocation schedule attached hereto as Section 2.08 of the Disclosure Schedules (the “Allocation Schedule”). The Purchaser and the Vendor agree that the values so attributed to the Purchased Assets are the respective fair market values thereof, and the Purchaser and the Vendor shall file all Tax returns (including amended returns and claims for refund) and elections required or desirable under the Tax Act in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price under Section 2.06 shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09        Third-party Consents.

To the extent that the Vendor’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Vendor Parties, at their own expense, shall use reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser’s rights under such Purchased Asset so that the Purchaser would not in effect acquire the benefit of all such rights, the Vendor, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as the Purchaser’s agent to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.

ARTICLE III

CLOSING

Section 3.01         Closing.

Subject to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cassels Brock & Blackwell LLP, Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3C2, at the Closing Time on the date hereof (the “Closing Date”).

Section 3.02         Closing Deliverables.

(a)	At the Closing, the Vendor Parties shall deliver to the Purchaser the following:

(i)	the Escrow Agreement duly executed by the Vendor;

(ii)	a bill of sale and general conveyance in the form agreed to by the parties (the “Bill of Sale and General Conveyance”) duly executed by the Vendor, transferring the Tangible Personal Property included in the Purchased Assets to the Purchaser;

(iii)	an assignment and assumption agreement in the form agreed to by the parties (the “Assignment and Assumption Agreement”) duly executed by the Vendor, effecting the assignment to and assumption by the Purchaser of the Purchased Assets and the Assumed Liabilities;

(iv)	an assignment in the form agreed to by the parties (the “IP Assignments”) duly executed by the Vendor, transferring all of the Vendor’s right, title and interest in and to the IP Assets to the Purchaser;

(v)	with respect to the Third-party Lease in respect of the Vendor’s facility located at 2050 Drew Road, Mississauga, Ontario, an Assignment and Assumption of Lease in form and substance satisfactory to the Purchaser (the “Assignment and Assumption of Lease”) duly executed by the Vendor and the landlord;

(vi)	the Related Party Leases duly executed by the Related Parties;

(vii)	the supply agreement in the form agreed to by the parties (the “Supply Agreement”) duly executed by Vendor;

(viii)	the Key Employee Agreements duly executed by each of the applicable Employees;

(ix)	a copy of the signed agreement between the Vendor and its subcontractor, Tangent Wall, in respect of the services provided by such subcontractor at the Vendor’s facility located at 2050 Drew Road, Mississauga, Ontario;

(x)	the Tax elections required by Section 6.12 duly executed by the Vendor;

(xi)	a certificate of status (or its equivalent) for the Vendor from the Director appointed under the Business Corporations Act (Ontario) or similar Governmental Authority of the jurisdiction under the Laws in which the Vendor is incorporated;

(xii)	a certificate of the Secretary (or equivalent officer) of the Vendor certifying that attached thereto are true and complete copies of all resolutions passed by the board of directors of Vendor and all resolutions of the shareholders of Vendor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(xiii)	a certificate of the Secretary (or equivalent officer) of the Vendor certifying the names and signatures of the officers of Vendor authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(xiv)	all Material Consents;

(xv)	written evidence, in form satisfactory to the Purchaser, acting reasonably, of the release in full of all Encumbrances relating to the Purchased Assets, other than Permitted Encumbrances; and

(xvi)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Purchaser, as may be required to give effect to this Agreement.

(b)	At the Closing, the Purchaser shall deliver to the Vendor Parties the following:

(i)	the Estimated Purchase Price less the Escrow Amount;

(ii)	the Escrow Agreement duly executed by the Purchaser;

(iii)	the Assignment and Assumption Agreement duly executed by the Purchaser;

(iv)	with respect to each Third-party Lease, an Assignment and Assumption of Lease duly executed by the Purchaser;

(v)	the Related Party Leases duly executed by the Purchaser;

(vi)	the Supply Agreement duly executed by Purchaser;

(vii)	the Key Employee Agreements duly executed by the Purchaser;

(viii)	the Tax elections required by Section 6.12 duly executed by the Purchaser;

(ix)	a certificate of the Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions passed by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)	a certificate of the Secretary (or equivalent officer) of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(xi)	a certificate of status (or its equivalent) for the Purchaser from the Director appointed under the Business Corporations Act (Ontario); and

(xii)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Vendor Parties, as may be required to give effect to this Agreement.

(c)	At the Closing, the Purchaser shall deliver the Escrow Amount to the Escrow Agent in accordance with the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VENDOR

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Vendor Parties jointly and severally represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Corporate Status and Extra-provincial Registrations of the Vendor.

The Vendor is a corporation incorporated and validly existing under the Law of Ontario and has not been discontinued or dissolved under such Law. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Vendor has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Vendor is licensed or registered to carry on business, and the Vendor is duly licensed or registered to carry on business in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or registration necessary.

Section 4.02        Authority of Vendor Parties.

The Vendor has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Vendor of this Agreement and any other Transaction Document to which the Vendor is a party, the performance by the Vendor of its obligations hereunder and thereunder and the consummation by the Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Vendor. This Agreement has been duly executed and delivered by the Vendor Parties, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Vendor Parties enforceable against the Vendor Parties in accordance with its terms. When each other Transaction Document to which the Vendor Parties are or will be a party has been duly executed and delivered by the Vendor Parties (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Vendor Parties enforceable against the Vendor Parties in accordance with its terms.

Section 4.03        No Conflicts; Consents.

(a)

The execution, delivery and performance by the Vendor Parties of this Agreement and the other Transaction Documents to which the Vendor Parties are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws or any unanimous shareholder agreement of Vendor; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Vendor Parties, the Business or the Purchased Assets; (iii) except as disclosed in Section 4.03(a)(iii) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Vendor is a party or by which the Vendor or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.

(b)	Except as disclosed in Section 4.03(b) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Vendor Parties on the Closing Date in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04        Financial Statements.

(a)	Complete copies of the Vendor’s Financial Statements and Interim Financial Statements are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to: (i) the exceptions set forth in Section 4.04 of the Disclosure Schedules; and (ii) in the case of the Interim Financial Statements, normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to: (i) the exceptions set forth in Section 4.04 of the Disclosure Schedules; and (ii) in the case of the Interim Financial Statements, normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).

(b)	The Financial Statements are based on the Books and Records, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

Section 4.05        Undisclosed Liabilities.

Except as disclosed in Section 4.05 of the Disclosure Schedules, the Vendor has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course consistent with past practice since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 4.06        Absence of Certain Changes, Events and Conditions.

Except as disclosed in Section 4.06 of the Disclosure Schedules, since June 30, 2016, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to the Vendor, any of its Affiliates, or the Business, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	declaration or payment of any dividends or distributions on or in respect of any of the Vendor’s shares or redemption, purchase or acquisition of the Vendor’s shares;

(c)	material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)	material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)	entry into any Contract that would constitute a Material Contract;

(f)	incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(g)	transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course;

(h)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)	transfer, assignment or grant of any licence or sub-licence of any material rights under or with respect to any IP Assets or IP Agreements;

(j)	material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)	acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)	material capital expenditures which would constitute an Assumed Liability;

(m)	imposition of any Encumbrance, other than Permitted Encumbrances, upon any of the Purchased Assets;

(n)

(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements, required by any Collective Agreement or as required by applicable Law, (ii) change in the terms of employment for any employee of the Business, other than as required by any written agreement or Collective Agreement (iii) termination of any employees who are entitled to annual compensation exceeding $75,000, (iv) increases in any Employee’s entitlement to vacation or paid time off, other than as required by any written agreement or Collective Agreement; or (v) action to accelerate the vesting or payment of any compensation or benefit for any current employee, officer, director, consultant or independent contractor of the Business;

(o)	adoption, material modification or termination of any: (i) employment, severance, retention or other Contract with any current employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) Collective Agreement;

(p)	loan by a Vendor Party or any Affiliate thereof to (or forgiveness by a Vendor Party or any Affiliate thereof of any loan to), or entry by any Vendor Party or Affiliate thereof into any other transaction with any current or former directors, officers or employees of the Business;

(q)	adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or filing of an assignment or notice of intention to file a proposal in bankruptcy under any provisions of the Bankruptcy and Insolvency Act (Canada) or the making of any bankruptcy order against it under such Act or any similar Law (including the Companies’ Creditors Arrangement Act (Canada);

(r)	purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, each year) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course consistent with past practice; and

(s)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07        Material Contracts

(a)	Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts: (x) by which any of the Purchased Assets are bound or affected or (y) to which the Vendor is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Leases, and all IP Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)	all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice, other than employment agreements;

(ii)	all Contracts that provide for the indemnification of any Person by the Vendor;

(iii)	all Contracts that relate to the acquisition or disposition of any business, a material amount of shares, securities or assets of any other Person or any real property (whether by amalgamation, sale of shares, sale of assets or otherwise);

(iv)	all Contracts with employment agencies, subcontractors or third parties to provide services and independent contractors or consultants (or similar arrangements) that are not cancellable without material penalty or without more than ninety (90) days’ notice;

(v)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees);

(vi)	all Contracts with any Governmental Authority;

(vii)	all Contracts with any Affiliate of the Vendor Parties (including for this purpose Alphacladding LLC);

(viii)	all Contracts with suppliers of installation and glazing services to Projects, and Section 4.07(a) shall set out an accurate description of the material terms of such Contracts;

(ix)	all Contracts for the lease or rental of any equipment;

(x)	all Contracts relating to Projects in Backlog, Project commitments, and Project bids that have been submitted but not awarded;

(xi)	all Contracts that limit or purport to limit the ability of the Vendor to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii)	all joint venture, partnership or similar Contracts;

(xiii)	all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal, right of first offer or preferential or similar right to purchase any of the Purchased Assets, in each case, outside of the Ordinary Course;

(xiv)	all powers of attorney with respect to the Business or any Purchased Asset;

(xv)	all Collective Agreements; and

(xvi)	any other Contract that is material to the Purchased Assets or the operation of the Business and not previously disclosed under this Section 4.07(a).

(b)

Each Material Contract is valid and binding on the Vendor in accordance with its terms and is in full force and effect. None of the Vendor or, to the Vendor’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder in any material respect. Copies of each Material Contract (including, to the knowledge of the

Vendor Parties, all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser. Except as disclosed in Section 4.07(b) of the Disclosure Schedules, there are no material disputes pending or threatened under any Contract included in the Purchased Assets.

(c)	Section 4.07(c) of the Disclosure Schedules contains a complete and accurate list of all Projects in Backlog, including the estimated aggregate dollar value and estimated Profit Margin in respect of each such Project.

Section 4.08        Title to Purchased Assets.

The Vendor has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.09        Condition and Sufficiency of Assets.

The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted in all material respects.

Section 4.10        Real Property.

(a)	The Vendor does not own and has never owned any real property. Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by any Affiliate of the Vendor and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights of way and other rights and privileges appurtenant thereto, collectively, the “Affiliate Owned Real Property”), including with respect to each property, the municipal address. With respect to each parcel of Real Property, except as set forth in Section 4.10(a) of the Disclosure Schedules, neither the Vendor nor any Affiliate thereof has leased or otherwise granted to any Person (other than the Vendor) the right to use or occupy such Affiliate Owned Real Property or any portion thereof. There are no unrecorded outstanding agreements, options, rights of first offer or rights of first refusal to purchase such Affiliate Owned Real Property or any portion thereof or interest therein.

(b)

Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by the Vendor and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Vendor in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licences, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guarantees, indemnities and other agreements with respect thereto, under which the Vendor holds any Leased Real Property (collectively, the “Leases”). The Vendor has delivered to Purchaser a true and complete copy of each Lease. With respect to each Lease:

(i)	such Lease is in full force and effect unamended, save as disclosed at Section 4.10(b) of the Disclosure Schedules;

(ii)	the Vendor is not in breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Vendor has paid all rent due and payable under such Lease;

(iii)	the Vendor has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Vendor under any of the Leases and, to the Vendor’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)	except as set forth in Section 4.10(b)(iv) of the Disclosure Schedules, the Vendor has not subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)	the Vendor has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)	The Vendor has not received any written notice of: (i) violations of building codes and/or zoning by-laws or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened expropriation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other proceedings, or similar matters that could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole, nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty that has not been remedied or repaired to normal operating condition.

(d)	The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11        Intellectual Property.

(a)	Section 4.11(a) of the Disclosure Schedules lists all: (i) IP Registrations owned by the Vendor, and (ii) IP Assets owned by the Vendor, including Software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the IP Registrations owned by the Vendor have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and are otherwise in good standing. To the Vendor’s Knowledge, the Vendor has provided Purchaser with all file histories, documents, certificates, examiners’ reports, office actions, correspondence and other materials related to all IP Registrations in the possession or control of the Vendor.

(b)	Section 4.11(b) of the Disclosure Schedules lists all IP Agreements (other than that relating to off the shelf Software). The Vendor has provided Purchaser with true and complete copies of all such IP Agreements (other than that relating to off the shelf Software), including all modifications, amendments and supplements thereto and waivers thereunder. Each IP Agreement is valid and binding on the Vendor in accordance with its terms and is in full force and effect. None of the Vendor or, to the Vendor’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any IP Agreement.

(c)	Except as set forth in Section 4.11(c) of the Disclosure Schedules, the Vendor has the valid right to use all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)	The IP Assets and Intellectual Property licensed under the IP Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)	The Vendor has taken all reasonable steps to maintain the IP Assets and to protect and preserve the confidentiality of all trade secrets included in the IP Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)	To the knowledge of the Vendor, the conduct of the Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any Person. To the knowledge of the Vendor, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any IP Assets owned by the Vendor.

(g)	There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the knowledge of the Vendor, threatened (including in the form of offers to obtain a licence): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Vendor in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any IP Assets owned by the Vendor; or (iii) by the Vendor or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any IP Assets. The Vendor is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any IP Assets owned by the Vendor.

(h)	Section 4.11(h) of the Disclosure Schedules sets out all royalties and similar payments received by the Vendor or any Affiliate of the Vendor in respect of licenses granted by the Vendor to third parties for the use of Intellectual Property owned by the Vendor.

Section 4.12        Inventory.

(a)	All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Vendor free and clear of all Encumbrances, other than Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are appropriate for the continuation of the Business in the Ordinary Course.

(b)	All Customer Supplied Materials in the possession or control of the Vendor are undamaged and in good condition and repair. All Customer Supplied Materials currently in the Vendor’s possession or control are, and all Customer Supplied Materials that are scheduled to be placed in the possession or control of the Vendor pursuant to a Contract in respect of a Project will be, sufficient and adequate in quantity and quality to fulfill the respective Project for which such materials were provided to the Vendor in accordance with the terms of the applicable Contract for such Project.

Section 4.13        Accounts Receivable; Related Party Receivables and Related Party Payables.

(a)	All Accounts Receivable: (i) are bona fide, and, subject to an allowance for doubtful accounts that has been reflected on the books of the Vendor in accordance with GAAP, consistently applied, and collectible in full without set-off or counterclaim within three hundred and sixty five (365) days after billing; (ii) constitute only valid, undisputed claims of the Vendor not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course consistent with past practice.

(b)	Section 4.13(b) of the Disclosure Schedules sets forth a true and accurate list of all Related Party Receivables and Related Party Payables as of November 30, 2016.

Section 4.14        Customers and Suppliers.

(a)	Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business: (i) the ten largest customers of the Business by dollar amount for each of the three (3) most recent financial years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during these periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, the Vendor has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business.

(b)	Section 4.14(b) of the Disclosure Schedules sets forth a complete and accurate list of all customer deposits currently held by the Vendor relating to any Projects, and: (i) the customer’s name, (ii) dollar value of such customer deposit, (iii) the Project to which the customer deposit relates.

(c)	Section 4.14(c) of the Disclosure Schedules sets forth with respect to the Business: (i) each supplier to whom the Vendor has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the three (3) most recent financial years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during these periods. Except as set forth in Section 4.14(c) of the Disclosure Schedules, the Vendor has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15        Insurance.

Section 4.15 of the Disclosure Schedules sets forth: (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety, vehicle, collision, fiduciary liability and other casualty and property insurance maintained by the Vendor or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); (b) to the extent not captured by Section 4.15(a), a true and complete list of all Insurance Policies held within the past five (5) years; and (c) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending insurance claims with respect to any Insurance Policies and the claims history for the Vendor within the past five (5) years. Except as set forth in Section 4.15 of the Disclosure Schedules, to the Vendor’s Knowledge, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Vendor nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies: (x) are in full force and effect and enforceable in accordance with their terms; and (y) have not been subject to any lapse in coverage. None of the Vendor or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for material compliance with all applicable Laws and Contracts to which the Vendor is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Purchaser.

Section 4.16        Legal Proceedings; Governmental Orders.

(a)	Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Vendor’s Knowledge, threatened against or by the Vendor or any Affiliate of the Vendor: (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Vendor’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. The Vendor and its Affiliates are in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17        Compliance With Laws; Permits.

(a)	Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Vendor is complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)	Except as disclosed in Section 4.17(b), all Permits required for the Vendor to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Vendor or, to the Vendor’s Knowledge, any employee or contractor of the Vendor, as required, and are valid and in full force and effect. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Vendor that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Vendor’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18        Environmental Matters.

(a)	The operations of the Vendor with respect to the Business and the Purchased Assets are currently and have been: (i) in material compliance with all applicable Environmental Laws; and (ii) except as disclosed in Section 4.17(b), the Vendor possesses and is in material compliance with all Environmental Permits necessary to operate the Business.

(b)	All such Environmental Permits are listed in Section 4.18(b) of the Disclosure Schedules. To the Vendor’s Knowledge, there are no material Actions in progress, or pending or threatened, that may result in the cancellation, revocation or suspension of any Environmental Permit, or in any fines or penalties for non-compliance with any such Environmental Permit.

(c)	None of the Vendor, the Business or the Purchased Assets are the subject of any Remedial Order.

(d)	The Vendor has not received, in the past five (5) years, any Environmental Notice alleging that the Vendor is in violation of or has any Liability under any Environmental Law that is unresolved.

(e)	The Vendor has not entered into or agreed to any consent, settlement or other agreement relating to compliance with or Liabilities under any Environmental Law.

(f)	Neither the Vendor nor any Affiliate has released any Hazardous Substances at, on or under any part of the Real Property, and there are no Hazardous Substances present within the area bounded by the ceiling, walls and floor of any building on any Real property (and excluding anything outside of those boundaries), in each case, except as would not reasonably be expected to result in a material Liability under any Environmental Law.

(g)	The Vendor has made available to Purchaser all Environmental audits, assessments, reports and similar reviews regarding Environmental matters, to the extent that such records are in the possession or under the control of the Vendor.

(h)	Section 4.18(h) of the Disclosure Schedules contains a complete and accurate list of all active above ground or underground storage tanks owned or operated by the Vendor or any of its Affiliates in connection with the Business, the Purchased Assets or the Real Property.

Section 4.19        Benefit Plans.

(a)	Section 4.19(a) of the Disclosure Schedules contains a true and complete list of all Benefit Plans. The Vendor has made available to the Purchaser true and complete copies of each Benefit Plan and a copy of all booklets, summaries or manuals circulated by the Vendor to Employees relating to the Benefit Plans. No changes have occurred or are reasonably expected to occur which would materially affect the information required to be provided to the Purchaser pursuant to this provision.

(b)	Except as indicated in Section 4.19(b) of the Disclosure Schedules, none of the Benefit Plans provides benefits to any Person who is not an Employee, director or officer or former Employee, director or officer of the Vendor.

(c)	Except as indicated in Section 4.19(c) of the Disclosure Schedules, no Benefit Plan is a “registered pension plan” as such term is defined in section 248(1) of the Tax Act. Where the Vendor does contribute to such a plan, the Vendor’s sole obligation has been to make contributions in respect of one Employee to the Ironworkers Ontario Pension Fund, a “multi-employer pension plan” within the meaning of that term in the Pension Benefits Act (Ontario), all of which have been made or paid in a timely fashion.

(d)	Each Benefit Plan has been established, funded and administered in material compliance with Law.

(e)	The Vendor does not have any obligation to pay any change-in-control, sale, completion, incentive, stay, retention and similar bonuses or payments to any current or former employee as a result of the transactions contemplated by this Agreement.

(f)	None of the Benefit Plans provide benefits beyond retirement or other termination of service to Transferring Employees or to the beneficiaries or dependants of such Transferring Employees except as required by Law.

(g)	Subject to the requirements of Laws or any Collective Agreement, no provision of any Benefit Plan limits the right of the Vendor to unilaterally amend or terminate any Benefit Plan. Except as disclosed in Section 4.19(g) of the Disclosure Schedules, the Vendor has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or continue any Benefit Plan or any Collective Agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)	Other than in respect of routine claims for benefits, to the Vendor’s Knowledge, no Benefit Plan is subject to any pending action, investigation, examination, claim or other proceeding.

(i)	None of the Benefit Plans or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Benefit Plan or any insurance contract relating thereto. All data necessary to administer each Benefit Plan is in the possession of the Vendor or its agents and is in a form which is sufficient for the proper administration of such Benefit Plans.

Section 4.20        Employment Matters.

(a)	Section 4.20(a) of the Disclosure Schedules sets forth the list of Employees and independent contractors engaged by the Vendor (without names or employee numbers), showing their job title, location of employment, cumulative length of service with the Vendor, whether subject to a written employment agreement or engagement agreement with the Vendor, annual wage or consulting fees, bonus, incentive and commission eligibility, annual vacation entitlement, and whether the actively at work or not, and if not, the type of leave and expected return to work date, if known.

(b)	The Vendor has provided to the Purchaser copies of those contracts in effect between it and any third party agency supplying temporary workers to the Vendor. To the Vendor’s Knowledge, no temporary worker provided by such third party agencies is subject to a written agreement with the Vendor.

(c)	Except as listed in Section 4.20(c) of the Disclosure Schedules, no Employee has any Contract as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without a Contract as to notice or severance. The Vendor has provided to the Purchaser copies of those Contracts in effect between it and its managers and executives, being Jim Dol, Steve Charbonneau, Martin Soltermann, Harry Nickel, Faron Morris, Jim Dimambro, Douglas Reyes and Bernhard Widmer. The Vendor has also provided to the Purchaser template employment agreements that are in place (with certain variations) with those hourly and salaried Employees that commenced employment with the Vendor after October 2012.

(d)	Except as set forth in Section 4.20(d) of the Disclosure Schedules, the Vendor is not currently, and has not been, a party to any Collective Agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees, including by way of certification, interim certification, voluntary recognition or successor employer rights, or, to the Vendor’s Knowledge, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

(e)	Each independent contractor who is disclosed in Section 4.20(a) of the Disclosure Schedules has been properly classified by the Vendor as an independent contractor and the Vendor has not received any notice from any Governmental Authority disputing such classification. The Vendor has provided to the Purchaser copies of its Contracts in effect between it and any independent contractor.

(f)	Except as disclosed in Section 4.20(f) of the Disclosure Schedules, in the three (3) years before the date of this Agreement, no notice in writing has been received by the Vendor of any Action filed by any of its Employees, independent contractors or Contingent Workers against the Vendor or any current or former director or officer thereof nor, to the Vendor’s Knowledge, is any Action by an Employee, independent contractor or Contingent Worker threatened or pending, alleging a breach by the Vendor of any Employment Laws.

(g)	To the Vendor’s Knowledge, no Employee or independent contractor currently engaged by the Vendor has stated that he or she will resign or retire or cease to provide work or services as a result of the Closing.

(h)	Except as disclosed in Section 4.20(h) of the Disclosure Schedules, there is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which the Vendor has received in the three (3) year period prior to the date of this Agreement from any workplace safety and insurance or workers compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(i)	To the Vendor’s Knowledge, and except as set forth in Section 4.20(i) of the Disclosure Schedules, there are no outstanding Governmental Orders nor any pending charges made under any Occupational Health and Safety Acts relating to the Business or the Purchased Assets and there have been no fatal accidents or accidents involving a critical injury of an Employee or Contingent Worker within the last three (3) years that might reasonably be expected to lead to charges involving the Vendor under the Occupational Health and Safety Acts. The Vendor has complied with all Governmental Orders issued under the Occupational Health and Safety Acts.

(j)	All Employees have those work permits, visas, authorizations or status, as the case may be, required to perform work or to provide services in Canada. Section 4.20(j) of the Disclosure Schedules sets forth in respect of each Employee who is employed pursuant to a work permit: (i) the expiry date of such work permit, (ii) whether the Vendor has made any attempts to renew such work permit and (iii) the status of any such attempts to renew such work permit.

(k)	To Vendor’s Knowledge, the Vendor is in material compliance with the terms of the Immigration and Refugee Protection Act including as such relates to the hiring of temporary foreign workers and any and all Labour Market Impact Assessment Option attestations that govern the Employees. The Vendor is not currently subject to any compliance audit.

(l)	Section 4.20(l) of the Disclosure Schedules sets forth a list of each Employee who is required to possess a licence or registration to provide stamping or certification services in respect of Projects in order to carry out the terms of his or her employment.

Section 4.21        Taxes.

(a)	The Vendor is not a non-resident of Canada within the meaning of the Tax Act.

(b)	The Vendor is duly registered for the purposes of the HST/GST Act and the Vendor’s HST/GST registration number is 131696437 RT0001.

(c)	The Vendor has duly and timely filed all Tax Returns required to be filed in all relevant jurisdictions under applicable Laws, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable Laws.

(d)	The Vendor has not received notification of any proceedings, investigations, audits or claims now pending against the Vendor in respect on any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

(e)	The Vendor has paid all Taxes (including all instalments on account of Taxes for the current year) due and owing by it and has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it which would result in an Encumbrance on the Purchased Assets (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(f)	The Vendor has duly and timely collected all amounts on account of any sales or transfer taxes, including HST/GST and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(g)	There are no Encumbrances for Taxes upon any of the Purchased Assets.

Section 4.22        Absence of Certain Business Practices.

Neither the Vendor, nor any of its Affiliates or agents, nor, to the Vendor’s Knowledge, any other Person acting on behalf or associated therewith, acting alone or together, have: (a) received, directly or indirectly, any rebates, influence payments, commissions, promotional allowances or any other economic benefits from any customer, supplier, employee or agent of any customer or supplier in order to: (i) obtain favourable treatment in securing business; (ii) pay for favourable treatment for business secured; (iii) obtain special concessions or for special concessions already obtained for or in respect of the Business; or (b) directly or indirectly given or agreed to give any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the Business (or assist the Vendor in connection with any actual or proposed transaction), in each case which: (x) may subject the Vendor to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (y) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Vendor.

Section 4.23        Product Warranties.

(a)	Section 4.23(a) of the Disclosure Schedules lists: (i) the form of all warranties given by the Vendor to purchasers of products and services supplied by the Vendor or any of its Affiliates during the past three (3) years in the Ordinary Course; and (ii) any warranties given by the Vendor or any of its Affiliates to purchasers of products and services supplied by the Vendor or any of its Affiliates that by their terms have not expired as of the date hereof. All warranties given that have been given by the Vendor or any of its Affiliates to purchasers of products supplied by the Vendor or any of its Affiliates are substantially similar to the form of warranties set out in Section 4.23 of the Disclosure Schedules. Except as set forth in Section 4.23 of the Disclosure Schedules: (x) there have been no Warranty Claims in the three (3) year period ending on the date hereof; (y) there are no outstanding Warranty Claims; and (z) to the Knowledge of the Vendor, there are no such Warranty Claims that may be forthcoming.

(b)	Section 4.23(b) of the Disclosure Schedules sets forth a list of all Project back charges relating to each completed Project and each Substantially Completed Project, which indicates: (i) the current amount accrued by the Vendor in the statement of Estimated Working Capital delivered as of the Closing Date with respect to all Project back charges relating to each completed Project and each Substantially Completed Project; and (ii) the completed Project or Substantially Completed Project to which such Project back charges relates.

Section 4.24        Brokers.

Other than CCC Investment Banking, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Vendor Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Purchaser represents and warrants to the Vendor Parties that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01        Corporate Status of Purchaser.

The Purchaser is a corporation incorporated and validly existing under the Law of Ontario and has not been discontinued or dissolved under such Law. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Purchaser has submitted all notices and returns of corporate information and all other filings required by applicable Law to be submitted by it to any Governmental Authority.

Section 5.02        Authority of Purchaser.

The Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and any other Transaction Document to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Vendor Parties) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. When each other Transaction Document to which the Purchaser is or will be a party has been duly executed and delivered by the Vendor Parties (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

Section 5.03        No Conflicts; Consents.

The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws or any unanimous shareholder agreement of the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which the Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04        Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

Section 5.05        Legal Proceedings.

There are no Actions pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06        HST/GST.

The Purchaser is duly registered for purposes of the HST/GST Act and the Purchaser’s registration number is 74483 6321 RT0001.

ARTICLE VI

COVENANTS

Section 6.01        Employees and Employee Benefits.

(a)	Subject to the Closing and the terms of this Section 6.01, the Purchaser shall offer employment, effective as of the Closing Date, to each Employee listed in Section 4.20(a) of the Disclosure Schedules (other than the Key Employees), on terms and conditions that are substantially similar in the aggregate to those existing as of the Closing Date. In such offer, the Purchaser shall recognize the service of each such Employee with the Vendor for all purposes.

(b)	Notwithstanding the foregoing, in respect of Employees who are on approved leaves of absence on the Closing Date, the effective date of employment may not be the Closing Date, but rather the terms of written offers of employment to any such Employee shall specify that the offer is conditional upon the Employee being capable of returning to work within twelve (12) months of the Closing Date and the date on which such Employee returns to work shall be the date of employment and the date that the Employee becomes a Transferred Employee.

(c)	Without limiting the Vendor’s obligations in respect of Transferring Employees prior to the Closing Date, the Vendor shall be responsible for: (i) all Liabilities for salary, wages, bonuses, commissions, vacation pay and other compensation relating to employment of all Employees, including Transferring Employees prior to the Closing Date; (ii) all Liabilities for claims for workers’ compensation arising from or related to employment in the Business prior to the Closing Date; and (iii) all Liabilities associated with or in any way relating to Employees that receive offers of employment from the Purchaser that are substantially similar in the aggregate to those terms existing on the Closing Date, but who do not accept the Purchaser’s offers of employment and who do not become Transferring Employees (“Non-Transferring Employees”), including all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Vendor of the employment of any Non-Transferring Employee.

(d)	Without limiting the Purchaser’s obligations in respect of the Transferring Employees, on and after the Closing Date the Purchaser shall be responsible for: (i) all Liabilities for salary, wages, bonuses, commissions, vacation pay, and other compensation relating to employment of all Transferring Employees on and after the Closing Date or such later date that an Employee becomes a Transferring Employee, as the case may be, and all Liabilities under or in respect of the Benefit Plans; (ii) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Purchaser of the employment of any Transferring Employee after the Closing Date; (iii) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Vendor of the employment of any Employee that does not receive an offer of employment from the Purchaser that is substantially similar in the aggregate to those terms existing on the Closing Date; and (iv) all Liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment of any Transferring Employees after the Closing Date.

Section 6.02        Confidentiality.

From and after the Closing, the Vendor Parties shall, and shall cause each of their Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information: (a) is generally available to and known by the public through no fault of the Vendor Parties, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the Vendor Parties, any of their

Affiliates or their respective Representatives from and after the Closing from sources who are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Vendor Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Vendor Party shall promptly notify the Purchaser in writing and shall disclose only that portion of such information that the Vendor is advised by its counsel in writing is legally required to be disclosed, provided that the Vendor shall use reasonable best efforts to obtain an appropriate injunction, protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03        Personal Information Privacy.

The Purchaser shall at all times comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Vendor Parties under this Agreement. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. The Purchaser shall safeguard all Personal Information collected from the Vendor Parties properly in a manner consistent with the degree of sensitivity of the Personal Information and maintain at all times the security and integrity of the Personal Information. The Purchaser shall not make copies of the Personal Information or any excerpts thereof or in any way re-create the substance or contents of the Personal Information if the purchase of the Purchased Assets is not completed for any reason and shall return all Personal Information to the Vendor Parties or destroy such Personal Information at a Vendor Party’s request.

Section 6.04        Non-competition; Non-solicitation.

(a)	For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Vendor Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Vendor and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing: (a) a Vendor Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any stock exchange if such Vendor Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; and (b) the Principal may continue to hold a direct or indirect ownership interest in Alphacladding, LLC (“Alphacladding”), but only to the extent that the business of Alphacladding consists of the provision of design and engineering services to its customers pursuant to a contract with such customer for a construction project, and such business does not include the provision of manufacturing, fabrication, assembly and/or installation services to customers in respect of construction projects.

(b)	During the Restricted Period, the Vendor Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by the Purchaser under Section 6.01(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees.

(c)	During the Restricted Period, the Vendor Parties shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from the Purchaser.

(d)	The Vendor Parties acknowledge that a breach or threatened breach of this Section 6.04 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by a Vendor Party of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post bond or other security).

(e)	The Vendor Parties acknowledge that the restrictions contained in this Section 6.04 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 6.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.05        Consents

(a)	The Vendor Parties and the Purchaser shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules, provided that for greater certainty only the Material Consents shall be required to be delivered by the Vendor Parties on Closing.

(b)	If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Vendor is a party is not obtained before the Closing, the Vendor Parties shall, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Vendor Parties shall use their commercially reasonable efforts to provide the Purchaser with the rights and benefits of the affected Contract for the term thereof and, if the Vendor Parties provide such rights and benefits, the Purchaser shall assume all obligations and burdens thereunder.

Section 6.06        Books and Records.

(a)	For a period of six (6) years from the Closing Date or for such longer period as may be required by Law, the Purchaser will retain all original Books and Records. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Vendor Parties have the reasonable right to inspect and to make copies (at their own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser. The Purchaser has the right to have its representatives present during any such inspection.

(b)	For a period of six (6) years from the Closing Date or for such longer period as may be required by Law, the Vendor will retain all books of account, ledgers and general, financial and accounting records of the Business (for greater certainty, excluding the Books and Records). So long as any such records are retained by the Vendor pursuant to this Agreement, the Purchaser shall have the reasonable right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Vendor. The Vendor Parties have the right to have their Representatives present during any such inspection.

Section 6.07        Post-Closing Insurance.

For a period of five (5) years following the Closing Date, the Vendor agrees to maintain in place in respect of the operation of the Business by the Vendor prior to the Closing Date: (a) successor general liability insurance with a limit of $5,000,000; (b) engineering errors and omissions insurance with a limit of $1,000,000; and (c) director and officer liability insurance at levels consistent with prior practice, and that: (i) the Purchaser shall, at all times, be included as an additional insured under such insurance policies; (ii) such insurance policies will include coverage with respect to product liability claims and claims arising out of Vendor completed Projects made on or after the Closing Date and involving products sold by, or manufactured by or on behalf of, and services provided by or for the Business during its operation by the Vendor and any of its Affiliates, and (iii) at the Closing, and upon the Purchaser’s written request at reasonable intervals following the Closing, the Vendor shall provide a certificate of such insurance policies evidencing such coverage and showing the Purchaser as an additional insured.

Section 6.08        Use of Name and other Marks.

(a)	Effective as at the day immediately following the Closing Date, the Vendor Parties shall cause the Vendor to change its name from Sotawall Inc., and shall cause the Vendor’s Affiliates to change their names from Sota Holdings, Ltd., Sota Curtainwalls Inc., and Sota USA Inc. and, within 10 days following the Closing Date, shall change all their other Business Names to such other names that do not include the words or descriptors “Sota” or any Business Name forming part of the Purchased Assets or any combination or variation of any of the foregoing, including any combination with any other name. From and after Closing, except as provided for herein, neither the Vendor Parties nor any Affiliate will directly or indirectly use:

(i)	the words “Sota” or any Business Name forming part of the Purchased Assets;

(ii)	any trade or service mark, trade, business or domain name, design or logo which was used by the Business or by the Vendor Parties with respect to the Business; or

(iii)	anything which would reasonably be expected to result in confusion with such words, mark, name, design or logo or that is a derivative thereof, forming part of the Purchased Assets.

(b)	From and after Closing, the Purchaser shall have the sole right to:

(i)	refer to the Business as Sotawall Inc., Sota Holdings Ltd., Sota Curtainwalls Inc., and/or Sota USA Inc. (or any other Business Name forming part of the Purchased Assets) alone or in combination with other words and to use such reference in advertising or in the description or name of any service or product purchased, processed or sold by the Purchaser in continuation of the Business;

(ii)	sell or otherwise use or dispose of any materials with respect to the Business which bear any Business Name alone or in combination with other words if such materials: (A) were included in the Purchased Assets, (B) are returned to the Purchaser after Closing, or (C) were contracted for by the Vendor Parties prior to Closing; and

(iii)	use any signs, letterhead, invoices or other supplies which bear any Business Name alone or in combination with other words if such signs or supplies: (A) were included in the Purchased Assets, or (B) were contracted for by the Vendor Parties prior to Closing.

Section 6.09        Public Announcements.

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10        Bulk Sales.

The parties hereby waive compliance with the provisions of the Bulk Sales Act (Ontario) or section 6 of the Retail Sales Tax Act (Ontario) or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of the Vendor to comply with the requirements and provisions of the Bulk Sales Act (Ontario) or section 6 of the Retail Sales Tax Act (Ontario) or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.11        Receivables.

From and after the Closing, if the Vendor Parties or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Vendor Parties or their Affiliate shall remit such funds to the Purchaser within five (5) Business Days after its receipt thereof. From and after the Closing, if the Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, the Purchaser or its Affiliate shall remit any such funds to the Vendor within five (5) Business Days after its receipt thereof.

Section 6.12 Tax Matters.

(a)	HST/GST Election. The Purchaser and the Vendor shall jointly make the election provided for under section 167(1) of the HST/GST Act, so that no HST/GST will be payable in respect of the transactions contemplated by this Agreement. The Purchaser and the Vendor shall jointly complete the election form (more particularly described as HST-44) in respect of such election, and the Purchaser shall file the completed election form no later than the due date for the Purchaser’s HST/GST returns for the first reporting period in which HST/GST would, in the absence of this election, become payable in connection with the transactions contemplated by this Agreement, which due date is January 31, 2017. Notwithstanding such election and anything to the contrary in this Agreement, in the event it is finally determined by any relevant Governmental Authority, that the Vendor is liable to collect and remit HST/GST in respect of the sale of the Purchased Assets, the Purchaser shall pay such HST/GST to the Vendor for remittance to the appropriate Governmental Authority and the Purchaser shall indemnify and save the Vendor (and any present or former directors and officers of the Vendor) harmless with respect to any such Taxes and costs payable resulting from such determination.

(b)	Section 22 Tax Elections. The Vendor and the Purchaser shall, as soon as possible after the Closing Date, jointly execute an election under section 22 of the Tax Act , and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, with respect to the sale of the Accounts Receivable and shall designate therein the portion of the Purchase Price allocated to the Accounts Receivable under Section 2.08 as consideration paid by Purchaser for the Accounts Receivable. The Vendor and the Purchaser shall each file such elections forthwith after the execution thereof (and, in any event, with their respective Tax returns for the taxation year in which Closing Date occurs).

(c)	Subsection 20(24) Tax Elections. The Purchaser and the Vendor shall jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by the Vendor to the Purchaser for assuming future obligations. In this regard, the Purchaser and the Vendor acknowledge that a portion of the Purchased Assets transferred by the Vendor pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Vendor as a payment for the assumption of such future obligations by the Purchaser.

(d)	The Vendor and the Purchaser agree that no proceeds shall be received or receivable by the Vendor as consideration for entering into any agreement containing non-competition and non-solicitation provisions. The Vendor and the Purchaser also agree that any such agreement is being entered into to maintain or preserve the fair market value of the Business being purchased by the Purchaser. Furthermore, the Vendor and the Purchaser agree to sign and file an election under paragraph 56.4(7)(g) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute.

(e)	The provisions of this Section 6.12 shall apply with respect to any additional Taxes imposed by reason of any indemnity payment under Article VII.

Section 6.13        Payroll Transition Services

(a)	The parties acknowledge that the Master Services Agreement between Ceridian Canada Ltd. (“Ceridian”) and the Vendor dated on or about January 15, 2015, as amended (together with any statements or work executed in connection therewith, the “Ceridian Agreement”), pursuant to which Ceridian agreed to provide to the Vendor payroll processing services for the Employees, is an Assigned Contract.

(b)	Notwithstanding the terms of Section 2.03, the Ceridian Contract shall not be assigned to the Purchaser on the Closing Date, but shall instead be held by the Vendor in trust for the benefit of the Purchaser until such time that the Purchaser has notified the Vendor that the Purchaser has been enrolled on the Ceridian payroll system (currently anticipated to be on or about January 1, 2017). Immediately following such notice from the Purchaser, and in any event, no later than February 1, 2017, the Vendor and the Purchaser shall execute an assignment and assumption agreement to effect the assignment of the Ceridian Agreement to the Purchaser (the date of execution of such assignment and assumption agreement, the “Ceridian Assignment Date”). The Vendor shall comply with the terms of the Ceridian Agreement until such assignment and assumption.

(c)	From the Closing Date to the Ceridian Assignment Date, all Transferred Employees and Key Employees that have signed a Key Employee Agreement will remain on the Ceridian payroll system administered by the Vendor pursuant to the Ceridian Agreement. During such period the Vendor shall fund and pay for, on behalf of the Purchaser all: (i) payroll funding and premium costs and taxes associated with Canada Pension Plan, Employment Insurance, Workplace Safety and Insurance or Workers’ Compensation premiums, Employer Health Tax and any other remittances required; and (b) services fees or other costs imposed by the Ceridian Agreement in accordance with the Ceridian Agreement (collectively, “Payroll Costs”), and the Purchaser shall promptly reimburse the Vendor for such amounts against delivery by the Vendor of supporting documentation and confirmation of payment. For greater certainty, the Purchaser shall only be required to reimburse the Vendor for Payroll Costs under the Ceridian Agreement to the extent that such amounts accrue from and after the Closing Date.

Section 6.14        Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

Section 7.01        Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided that the representations and warranties in: (a) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.24, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely; (b) Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; and (c) Section 4.18 shall remain in full force and effect until the date that is five (5) years from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein; provided that the covenants and agreements of the parties contained herein that are required to be performed prior to Closing shall merge on Closing and be of no further force or effect. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 7.02        Indemnification By the Vendor Parties.

Subject to the other terms and conditions of this Article VII, the Vendor Parties shall jointly and severally indemnify and defend each of the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Vendor Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Vendor Parties under this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Vendor Parties under this Agreement or any of the other Transaction Documents;

(c)	any Excluded Asset or any Excluded Liability; or

(d)	any Third-party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Vendor Parties or any of their Affiliates (other than the Business, Purchased Assets or Assumed Liabilities) conducted, existing or arising on or before the Closing Date.

Section 7.03         Indemnification By the Purchaser.

Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify and defend each of the Vendor and its Affiliates and their respective Representatives (collectively, the “Vendor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendor Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser under this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser under this Agreement or any of the other Transaction Documents;

(c)	the administration by the Vendor of the Ceridian payroll system on behalf of the Purchaser from the Closing Date to the Ceridian Assignment Date pursuant to Section 6.13, except to the extent such Losses arise from the Vendor’s negligence or wilful misconduct; or

(d)	any Assumed Liability.

Section 7.04        Certain Limitations.

The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)	The Vendor Parties shall not be liable to the Purchaser Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $875,000 (the “Basket”), in which event the Vendor Parties shall be required to pay or be liable for all such Losses from the first Dollar. The aggregate amount of all Losses for which the Vendor Parties shall be liable under Section 7.02(a) shall not exceed $25,000,000 (the “Cap”).

(b)	The Purchaser shall not be liable to the Vendor Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first Dollar. The aggregate amount of all Losses for which Purchaser shall be liable under Section 7.03(a) shall not exceed the Cap.

(c)	Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.21, Section 4.24, Section 5.01, Section 5.02 and Section 5.04.

(d)	For the Purposes of this Article VII, any materiality, Material Adverse Effect or similar qualifier shall be disregarded (as if such qualification or standard was deleted) in calculating the amount of any Losses related to a breach of a representation or warranty.

Section 7.05        Indemnification Procedures.

The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)

Third-party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of notice of such Third-party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall: (i) describe the Third-party Claim in reasonable detail, (ii) include copies of all material written evidence thereof and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third-party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall co-operate in good faith in such defence; provided that, if the Indemnifying Party is a Vendor Party, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third-party Claim that: (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defence of any Third-party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third-party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defence of any Third-party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defence thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that, if in the reasonable opinion of counsel to the Indemnified Party: (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defence of such Third-party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-party Claim. The Vendor Parties and the Purchaser shall co-operate with each other in all reasonable respects in connection with the defence of any Third-party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third-party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third-party Claim.

(b)	Settlement of Third-party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-party Claim and, in that event, the maximum liability of the Indemnifying Party as to such Third-party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defence of such Third-party Claim, the Indemnifying Party may settle the Third-party Claim upon the terms set forth in such firm offer to settle such Third-party Claim. If the Indemnified Party has assumed the defence under Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall: (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence thereof and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the

Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06        Payments.

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided that, where the Vendor Parties are the Indemnifying Party, during the term of the Escrow Agreement and until the Escrow Amount is exhausted, such obligations will be satisfied by the Escrow Agent releasing the portion of the Escrow Amount required to satisfy the Loss, in accordance with the terms of the Escrow Agreement. The parties hereto agree that, except for payments to be made in accordance with the Escrow Agreement, should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate. Such interest shall be calculated daily on the basis of a 366 day year and the actual number of days elapsed. Notwithstanding anything to the contrary in this Article VII, any Losses finally determined to be payable to the Purchaser under Section 7.02 shall be satisfied by payment from the Escrow Amount in accordance with the Escrow Agreement until the Escrow Amount has been exhausted. Any Losses finally determined to be payable to the Purchaser under Section 7.02 in excess of the Escrow Amount shall be paid by the Vendor Parties, as Indemnifying Party, in accordance with this Section 7.06. The Vendor Parties shall promptly take such steps and execute such directions and documents to the Escrow Agent as may be required in order to provide for the timely release of the Escrow Amount to satisfy payments to the Purchaser as set out in this Section 7.06.

Section 7.07        Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. For greater certainty, any such decrease or increase of the Purchase Price will be allocated among the Purchased Assets to which such payment by the Vendor or the Purchaser, respectively, can reasonably be considered to relate or if such payment does not reasonably relate to a particular Purchased Asset(s), such decrease or increase will be allocated to the goodwill of the Business. If any payment made by the Vendor Parties or the Purchaser pursuant to this Article VII is deemed by the HST/GST Act to include HST/GST or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

Section 7.08        Effect of Investigation.

The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09        Exclusive Remedies.

Subject to Section 6.04 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or wilful misconduct.

Section 7.10        One Recovery.

Notwithstanding anything in this Agreement to the contrary, no Person shall be entitled to any duplicative payment or recovery under this Agreement.

Section 7.11        Duty to Mitigate.

Each party shall use commercially reasonable efforts to mitigate any loss which it may suffer or incur by reason of the breach by the other party of any of its representations, warranties or covenants under this Agreement, provided that no party shall be required to incur any costs or to institute any legal proceedings in making such efforts.

ARTICLE VIII

MISCELLANEOUS

Section 8.01        Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02        Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Vendor or Principal:	183 Wellington Street West, Suite 3604 Toronto, Ontario, Canada M5V 0A1

	E-mail:	juan@sotawall.com

	Attention:	Juan A. Speck

with a copy to:	Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto ON M5L 1B9

	E-mail:	ssutcliffe@stikeman.com

	Attention:	Stewart Sutcliffe

If to Purchaser:	c/o Apogee Enterprises, Inc. 4400 West 78th Street Suite 520 Minneapolis, MN 55435 USA

	E-mail:	jporter@apog.com

	Attention:	Chief Financial Officer

with a copy to:	Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario, Canada M5H 3C2

	E-mail:	lwoolford@casselsbrock.com

	Attention:	Luke Woolford

with a copy to:	c/o Apogee Enterprises, Inc. 4400 West 78th Street Suite 520 Minneapolis, MN 55435 USA

	E-mail:	pbeithon@apog.com

	Attention:	Patricia A. Beithon, General Counsel and Secretary

Section 8.03        Interpretation.

For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian Dollars.

Section 8.04        Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05        Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.06        Entire Agreement.

This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07        Successors and Assigns.

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that, before the Closing Date, Purchaser may, without the prior written consent of the Vendor Parties, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08        No Third-party Beneficiaries.

Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09        Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10        Governing Law; Forum; Choice of Language.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties expressly exclude the application of the International Sale of Goods Act (Ontario) and the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

(b)	Any action or proceeding arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of Province of Ontario, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of such courts in any such action or proceeding. The parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in such courts and irrevocably waive and agree not to plead in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)	The parties confirm that it is their express wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn in the English language only. Les parties aux présentes confirment leur volenté expresse que cette convention, de même que tous les documents s’y rattachant, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en langue anglaise seulement.

Section 8.11        Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12        Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOTAWALL INC.

		By:	/s/ Juan A. Speck
		Name:	Juan A. Speck
		Title:	President and Secretary

WPP ACQUISITION CORPORATION

		By:	/s/ Gary R. Johnson
		Name:	Gary R. Johnson
		Title:	Treasurer

/s/ Jim Dol			/s/ Juan A. Speck JUAN A. SPECK
Witness signature
Name: (please print)	Jim Dol
Address:	92 Autumn Circle Limehouse, ON L0P 1H0

[Signature Page to Asset Purchase Agreement]